The issuer has filed or will file with the SEC a registration statement (including a prospectus and any prospectus supplement) and any related issuer free-writing prospectus with respect to this offering (the “Offering Documentation”). You may obtain a copy of the prospectus for free by visiting the web site at www.bfbaseprospectus.com. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from either (i) Bayview Financial, L.P., 4425 Ponce de Leon Blvd., 5th Floor, Coral Gables, FL 33146; Attn: Structured Finance or by calling (800) 457-5104, Attention: Jason Somerville, or (ii) Citigroup Global Markets Inc. by calling 1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes information contained in any prior similar materials relating to these securities. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the class X, class P, class R and class RL certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Class Principal or Notional Balance(1)	Initial Interest Rate(2)	Principal Type	Interest Type	Initial Certificate Ratings
					Fitch	Moody’s	S&P

A-IO	$178,391,198(3)	Variable(4)	Senior, Interest-Only	Variable Rate	AAA	Aaa	AAA
1-A1	$ 91,428,000	5.95600%(5)	Senior, Sequential	Fixed Rate	AAA	Aaa	AAA
1-A2	$ 35,257,000	5.66000%(5)	Senior, Sequential	Fixed Rate	AAA	Aaa	AAA
1-A3	$ 13,886,000	5.93200%(5)	Senior, Sequential	Fixed Rate	AAA	Aaa	AAA
1-A4	$ 17,571,000	6.09600%(5)	Senior, Sequential	Fixed Rate	AAA	Aaa	AAA
1-A5	$ 17,571,000	5.66800%(5)	Senior, Non-accelerating (NAS)(6)	Fixed Rate	AAA	Aaa	AAA
2-A1	$ 64,529,000	5.46000%(5)	Senior, Sequential	Adjustable Rate	AAA	Aaa	AAA
2-A2	$ 24,712,000	5.59000%(5)	Senior, Sequential	Adjustable Rate	AAA	Aaa	AAA
2-A3	$ 34,065,000	5.68000%(5)	Senior, Sequential	Adjustable Rate	AAA	Aaa	AAA
2-A4	$123,306,000	5.63000%(5)	Senior, Pass-Through	Adjustable Rate	AAA	Aaa	AAA
M-1	$ 24,843,000	5.71000%(5)	Subordinated	Adjustable Rate	AA	Aa2	AA
M-2	$ 7,063,000	5.75000%(5)	Subordinated	Adjustable Rate	AA-	Aa3	AA-
M-3	$ 12,178,000	5.90000%(5)	Subordinated	Adjustable Rate	A	A2	A
M-4	$ 4,871,000	6.05000%(5)	Subordinated	Adjustable Rate	A-	A3	A-
B-1	$ 4,871,000	7.15000%(5)	Subordinated	Adjustable Rate	BBB+	Baa1	BBB+
B-2	$ 4,140,000	7.55000%(5)	Subordinated	Adjustable Rate	BBB	Baa2	BBB
B-3	$ 4,871,000	8.85000%(5)	Subordinated	Adjustable Rate	BBB-	Baa3	BBB-

(1)	These balances are approximate, as described in the prospectus supplement.
(2)
The interest rate for each class of offered certificates is subject to limitation and is described in the prospectus supplement under “Summary of Terms—The Offered Certificates—Interest Payments—Amounts Available for Interest Payments.”

(3)
Initial notional balance. The class A-IO certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their component notional balances, as described in the prospectus supplement under “Summary of Terms—The Offered Certificates—Payment Components”.

(4)
With respect to any distribution date up to and including the distribution date in May 2009, the applicable annual rate for each component as set forth under the headings “A-IO(1) Component Interest Rate” and “A-IO(2) Component Interest Rate” on Annex B for that distribution date and thereafter 0.0000%, in each case subject to reduction, as described in the prospectus supplement under “Summary of Terms—Payments on the Offered Certificates—Interest Payments.”

(5)
Subject to the applicable available funds cap, as described in the prospectus supplement under “Summary of Terms—The Offered Certificates—Interest Payments.” Interest will accrue on the class principal balance of the pool 2 senior certificates and the subordinate certificates at an adjustable rate based on one-month LIBOR plus a certain spread as described in the prospectus supplement under “Summary of Terms—The Offered Certificates—Interest Payments—Amounts Available for Interest Payments.”

(6)
The class 1-A5 certificates will not receive principal payments at the same rate as the other pool 1 senior certificates because principal payments generally will not be made on these certificates until December 2009 and thereafter will include the NAS priority amount as described in the prospectus supplement under “Summary of Terms—Payments on the Offered Certificates—Principal Payments.”

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denomination	Incremental Denomination	CUSIP Number

A-IO	DD	0 day	30/360	5/28/2009	5/28/2009	$1,000,000	$1	07325H AA 3
1-A1	CM	27 day	30/360	12/28/2036	2/28/2009	$ 100,000	$1	07325H AB 1
1-A2	CM	27 day	30/360	12/28/2036	2/28/2011	$ 100,000	$1	07325H AC 9
1-A3	CM	27 day	30/360	12/28/2036	10/28/2012	$ 100,000	$1	07325H AD 7
1-A4	CM	27 day	30/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AE 5
1-A5	CM	27 day	30/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AF 2
2-A1	DD	0 day	Actual/360	12/28/2036	3/28/2009	$ 100,000	$1	07325H AG 0
2-A2	DD	0 day	Actual/360	12/28/2036	12/28/2010	$ 100,000	$1	07325H AH 8
2-A3	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AJ 4
2-A4	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AK 1
M-1	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AL 9
M-2	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AM 7
M-3	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AN 5
M-4	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AP 0
B-1	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AQ 8
B-2	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AR 6
B-3	DD	0 day	Actual/360	12/28/2036	7/28/2015	$ 100,000	$1	07325H AS 4

(1)	CM = For any distribution date, the last business day of the month immediately preceding the month in which that distribution date occurs.
DD = For any distribution date, the close of business on the business day immediately preceding that distribution date.
(2)
27 day = For any distribution date, the interest accrual period for the fixed rate certificates will be the calendar month immediately preceding the month in which the related distribution date occurs. The distribution date is generally the 28th day of each month (or if the 28th day is not a business day, the next business day).

0 day = For any distribution date, the interest accrual period for the adjustable rate certificates will be the period beginning on the immediately preceding distribution date (or December 15, 2006, in the case of the first interest accrual period) and ending on the calendar day before the related distribution date.
(3)	Determined by adding thirty years to the first distribution date, except in the case of the class A-IO certificates, which is a 30-month structured interest-only certificate.
(4)
The expected final distribution date of the offered certificates (other than the class A-IO certificates) is based upon (a) the prepayment assumption and the modeling assumptions used in the prospectus supplement, each as described under “Certain Yield and Prepayment Considerations—Modeling Assumptions,” and (b) the assumption that the option to purchase the mortgage loans and the other property of the trust fund is exercised by the master servicer at the earliest possible distribution date as described below under “Summary of Terms—Early Termination of the Trust Fund.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.